SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): January 29, 1999 (approximately December 1, 1998)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on January 11, 1999, Hudson's Grill of Richardson, Inc., ("HGR") a Texas corporation and subsidiary of Hudson's Grill International, Inc., ("HGI") which in turn is a subsidiary of the Company, opened the first Hudson's Grill restaurant in the City of Dallas, Texas. Initially, the restaurant was open only for dinner, but beginning January 23, 1999, it is now open for lunch, too. The free-standing restaurant is located in far north Dallas, across the border from the suburb of Richardson, Texas, and is in a center that includes a large multiplex cinema and several other restaurants.

    In December 1998 and January 1999, HGR borrowed approximately $300,000 from Clifford Osborn and from David Osborn in order to complete the construction of the restaurant. The restaurant's construction was financed by the landlord, the Osborn's, and to some extent by HGI.

    The Company also announced that HGI's Carrollton, Texas, franchisee had decided to shut down the Hudson's Grill in Carrollton. The location was on a month to month lease, and in the fall the owner of the franchisee had decided to return to California. Another franchisee, Burgers of Lancaster, Inc., a Lancaster, California, franchisee, closed in mid-January. The owners of the Lancaster franchisee had been in bankruptcy.

    The Company's prospective Reno, Nevada, franchisee has elected to terminate its franchise agreement prior to initiating site selection or construction. The Company has agreed to return a portion of the franchise fee paid by the prospective franchisee in 1997.



    Item 7.  Exhibits.

         1. Press Release dated January 29, 1999, regarding the opening of the Hudson's Grill in Richardson, Texas, and the termination of several franchisees.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: January 29, 1999

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\990129.O01

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